As filed with the Securities and Exchange Commission on May 23, 2007	Registration No. 333-__________

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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

1ST CONSTITUTION BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	22-3665653
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2650 Route 130

P.O. Box 634

Cranbury, New Jersey 08512

(Address, including zip code of registrant’s principal executive offices)

1ST CONSTITUTION BANCORP 2006 DIRECTORS STOCK PLAN

(Full title of the Plan)

Mr. Robert F. Mangano

President and Chief Executive Officer

1st Constitution Bancorp

2650 Route 130

Cranbury, New Jersey 08512

(609) 655-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______

With a Copy to:

Frank E. Lawatsch, Jr., Esq.

Day Pitney LLP

7 Times Square

New York, New York 10036

(212) 297-5830

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be Registered (2), (4)	Proposed maximum Offering price per share (3)	Proposed maximum Aggregate offering Price (3)	Amount of Registration fee
Common Stock, no par value per share	53,000 shares	$17.875	$ 947,375	$29.08

__________________________

(1)           Includes, with respect to each share of common stock, rights, pursuant to the Registrant’s Rights Agreement, dated as of March 18, 2004, between the Registrant and Registrar and Transfer Company, as Rights Agent. Until a triggering event thereunder, the rights trade with, and cannot be separated from, the common stock.

(2)           This Registration Statement also covers such indeterminable number of shares of common stock as may become subject to the 1st Constitution Bancorp 2006 Directors Stock Plan (the “Plan”) as a result of the anti-dilution provisions thereof.

(3)           Estimated solely for the purpose of calculating the registration fee in accordance with Securities Act Rules 457(c) and 457(h), based upon the average of the high and low sales price per share of the Registrant’s common stock as reported on the Nasdaq National Market on May 21, 2007.

(4)           Represents 50,000 shares originally authorized under the Plan, as adjusted to 53,000 shares pursuant to the Plan as a result of the 6% stock dividend declared December 21, 2006 and paid January 31, 2007 to shareholders of record as of the close of business on January 23, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.

Not filed with this Registration Statement.

ITEM 2.	Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by 1st Constitution Bancorp (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on April 2, 2007.
2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Commission on May 10, 2007.
3.	The Company’s Current Reports on Form 8-K filed with, or furnished to, the SEC on January 24, 2007, February 28, 2007 and April 24, 2007.
4.

The description of the Company’s common stock, no par value per share, set forth in Amendment No. 2 to the Registration Statement on Form 10-SB filed by the Company with the Commission on September 7, 2001, and the description of securities contained in the Registration Statement on Form 8-A12G filed by the Company with the Commission on March 18, 2004, each pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such descriptions.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Day Pitney LLP counsel to the Company. Attorneys in the law firm of Day Pitney LLP beneficially own an aggregate of 13,304 shares of Company common stock as of May 23, 2007.

ITEM 6.	Indemnification of Directors and Officers.

Limitation of Liability of Directors and Officers. The Company’s certificate of incorporation contains provisions that may limit the liability of any director or officer of the Company to the Company or its shareholders for damages for an alleged breach of any duty owed to the Company or its shareholders. This limitation will not relieve an officer or director from liability based on any act or omission (i) in breach of such person’s duty of loyalty to the Company or its shareholders; (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt by such officer or director of an improper personal benefit. These provisions are explicitly permitted by Section 14A:2-7(3) of the New Jersey Business Corporation Act.

Indemnification of Directors, Officers, Employees and Agents. The Company’s certificate of incorporation provides that the Company will indemnify to the full extent from time to time permitted by law, any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative, arbitrative, legislative, investigative or of any other kind, by reason of the fact that such person is or was a director, officer, employee or other agent of the Company or any subsidiary of the Company or serves or served any other enterprise at the request of the Company against expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therein. The Federal Deposit Insurance Act generally prohibits indemnification of a holding company’s directors and officers for any penalty or judgment resulting from any administrative or civil action instituted by a federal banking agency.

Section 14A:3-5 of the New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against its expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner that the agent reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe its conduct was unlawful. For purposes of the New Jersey Business Corporation Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and a person serving as a “corporate agent” for any other enterprise at the request of the corporation.

With respect to any derivative action, the Company is empowered to indemnify a corporate agent against its expenses (but not its liabilities) incurred in connection with any proceeding involving the corporate agent by reason of the agent being or having been a corporate agent if the agent acted in good faith and in a manner that the agent reasonably believed to be in or not opposed to the best interests of the Company. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The Company may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant the agent the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses if it is ultimately determined that the agent is not entitled to indemnification.

Insurance. The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

Exhibit No.	Description
5	Opinion Letter of Day Pitney LLP regarding legality of securities
23.1	Consent of Grant Thornton LLP
23.2	Consent of Day Pitney LLP (contained in the opinion letter included as Exhibit 5)
24	Power of Attorney for Directors and Executive Officers

ITEM 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cranbury, State of New Jersey, on May 23, 2007.

1ST CONSTITUTION BANCORP
Date: May 23, 2007	By: /s/ ROBERT F. MANGANO Robert F. Mangano President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ ROBERT F. MANGANO Robert F. Mangano	President, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2007
/s/ CHARLES S. CROW, III Charles S. Crow, III	Chairman of the Board	May 23, 2007
/s/ DAVID C. REED David C. Reed	Director	May 23, 2007
/s/ WILLIAM M. RUE William M. Rue	Director	May 23, 2007
/s/ FRANK E. WALSH, III Frank E. Walsh, III	Director	May 23, 2007
/s/ JOSEPH M. REARDON Joseph M. Reardon	Senior Vice President and Treasurer (Principal Accounting Officer)	May 23, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
5	Opinion Letter of Day Pitney LLP regarding legality of securities
23.1	Consent of Grant Thornton LLP
23.2	Consent of Day Pitney LLP (contained in the opinion letter included as Exhibit 5)
24	Power of Attorney for Directors and Executive Officers